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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                October 6, 2000

                              CARROLS CORPORATION
            (Exact name of registrant as specified in its charter)

              Delaware                       16-0958146               0-25629
(State or other jurisdiction of  (IRS employer identification no.)  (Commission
 incorporation or organization)                                     File Number)

                               968 James Street
                           Syracuse, New York 13203
          (Address of principal executive office, including ZIP Code)

                                (315) 424-0513
             (Registrant's telephone number, including area code)

                                      N/A
         (Former name or former address, if changed since last report)
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Item 5.   OTHER EVENTS

          On October 6, 2000, Carrols Corporation (the Company) entered into a definitive Agreement and Plan of Merger under which the Company would purchase, for cash, all of the outstanding common shares of Taco Cabana, Inc. at a price of $9.04 per share, or a total of approximately $105 million for the 11.6 million common shares outstanding. The total transaction is valued at approximately $152 million including the purchase of the outstanding shares, employee stock options and the assumption of Taco Cabana's outstanding debt which is approximately $42 million.

          Completion of the transaction is subject to approval of Taco Cabana's shareholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and funding under the Company's commitment from its senior lender. Carrols has secured a commitment for senior debt financing for the transaction from Chase Manhattan Bank. It is subject to customary closing conditions. In connection with the proposed merger Taco Cabana amended its stockholder rights plan to provide that Carrols will not be deemed an "acquiring person" in connection with the proposed merger and that the stockholder rights plan will not be triggered as a result of the proposed transaction.

The press release of the Company dated October 6, 2000, pertaining to the acquisition of Taco Cabana by the Company, a copy of which is annexed hereto as
Exhibit 20.1, is hereby incorporated by reference in this Form 8-K.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

     [C]  Exhibits

           2.2 Agreement and Plan of Merger among Carrols Corporation, Spur Acquisition Corp. and Taco Cabana, Inc. dated October 6, 2000

          20.1  Press Release dated October 6, 2000

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CARROLS CORPORATION
                                     (Registrant)


Date:     October 11, 2000      By:  /s/ Paul R. Flanders
                                     ------------------------------------------
                                     Paul R. Flanders, Vice President - Finance
                                          and Treasurer


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